Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 6, 2016, Bio-Techne Corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Agreement") with Advanced Cell Diagnostics, Inc. a Delaware corporation ("ACD"), Aero Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as Security holders' Representative. Pursuant to the terms of the Agreement, ACD will merge with and into Merger Sub, with ACD continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

On August 1, 2016, pursuant to the terms and conditions of the Agreement, ACD became a wholly-owned subsidiary of the Company (the “Merger”). As part of the Merger, each outstanding share of ACD’s common stock was converted into the right to receive the consideration provided in the Merger Agreement.

The Company paid an aggregate of approximately $250 million on August 1, 2016, which amount included the base merger consideration of $250 million. In addition, the company may pay an additional $75 million of contingent consideration based on the achievement of certain performance milestones.

On August 1, 2016, in connection with the acquisition of ACD on August 1, 2016, the Company entered into a new revolving credit facility, governed by the Credit Agreement dated July 28, 2016. The Credit Agreement provides for a revolving credit facility of $400 million.

The following tables set forth certain Unaudited Pro Forma Condensed Consolidated Financial Statements giving effect to the Company’s acquisition of ACD. The historical financial information included in the Unaudited Pro Forma Condensed Consolidated Financial Statements for both the Company and ACD were prepared in conformity with U.S. Generally Accepted Accounting Principles.

The Unaudited Pro Forma Condensed Consolidated Financial Statements were prepared for informational purposes only and are not indicative of the consolidated results of operations or financial positions that the Company would have reported had the acquisition occurred at the previous dates presented, nor do they project results of future operations as a consolidated entity. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined business operations.

The historical financial information has been adjusted in the Unaudited Pro Forma Condensed Consolidated Financial Statements to reflect pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of earnings, expected to have a continuing impact on the combined results of the businesses.

BIO-TECHNE CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2016

(In thousands)

	Bio-Techne	ACD	Pro Forma Adjustments		Bio-Techne Pro Forma
ASSETS
Cash and cash equivalents	$64,237	$6,487	$(3,362)	C	$67,362
Short-term available-for-sale investments	31,598	4,089	-		35,687
Receivables	93,393	6,378	-		99,771
Inventories	57,102	3,649	7,100	A (i)	67,851
Other current assets	7,561	817			8,378
Total current assets	253,891	21,420	3,738		279,049
Available-for-sale investments	-	2,608	-		2,608
Property and equipment, net	132,362	2,799			135,161
Goodwill	430,882	-	153,403	A (iv)	584,285
Intangible assets, net	310,524	140	235,200	A (ii)	545,864
Other assets	1,922	1,058	-		2,980
	$1,129,581	$28,025	$392,341		$1,549,947
LIABILITITES AND SHAREHOLDERS’ EQUITY
Accounts payable	$20,653	$740	$-		$21,393
Accrued expenses	23,239	2,292	1,998	D	27,529
Income taxes payable	1,779	-	-		1,779
Deferred revenue	4,717	-	-		4,717
Other short term liabilities	3,759	244	-		4,003
Total current liabilities	54,147	3,276	1,998		59,421
Long-term debt	91,500	3,362	246,638	B	341,500
Deferred income taxes	62,837	-	92,000	A (iii)	154,837
Contingent consideration	38,500	-	75,000	A (v)	113,500
Other long-term liabilities	3,317	91	-		3,408
Convertible preferred stock	-	40,201	(40,201)	E	0
Common stock	372	1	(1)	E	372
Additional paid-in capital	178,760	1,118	(1,118)	E	178,760
Retained earnings	770,553	(19,932)	17,935	E	768,556
Accumulated other comprehensive loss	(70,405)	(91)	91	D, E	(70,405)
Total shareholders’ equity	879,280	21,297	(23,295)		877,282
	$1,129,581	$28,025	$392,341		$1,549,947

See notes to unaudited pro forma condensed consolidated financial statements

BIO-TECHNE CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

YEAR ENDED JUNE 30, 2016

(In thousands, except per share amounts)

	Bio- Techne	ACD	Pro Forma Adjustments		Bio- Techne Pro Forma
Net sales	$499,023	$24,855	$-		$523,878
Cost of sales	162,364	4,238	8,333	F	174,935
Gross margin	336,659	20,617	(8,333)		348,943

Operating expenses
Selling, general and administrative	140,897	17,491	11,767	F	170,155
Research and development	45,187	7,713	-		52,900
Total operating expenses	186,084	25,204	11,767		223,055
Operating income	150,575	(4,587)	(20,100)		125,888

Other income (expense), net	(3,112)	(306)	(5,000)	G	(8,051)
Earnings before income taxes	147,063	(4,893)	(25,100)		117,837
Income taxes	43,005	-	(4,374)	H	38,738
Net earnings	$104,458	$(4,893)	$(20,726)		$79,099
Net earnings per common share:
Basic	$2.81				$2.13
Diluted	$2.80				$2.12
Weighted average common shares outstanding
Basic	37,194				37,194
Diluted	37,326				37,326

See notes to unaudited pro forma condensed consolidated financial statements

BIO-TECHNE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIALSTATEMENTS

1. BASIS OF PRESENTATION

The accompanying unaudited Pro Forma Condensed Consolidated Statement of Earnings for the year ended June 30, 2016, give effect to the Company’s acquisition of Advanced Cell Diagnostics, Inc. (“ACD”) as discussed in Note 2, as if such acquisition had occurred on July 1, 2015, combining the results of the Company and ACD for the year ended June 30, 2016. The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2016 gives effect to the ACD acquisition as if it had occurred on June 30, 2016, combining the consolidated balance sheets of the Company and ACD as of June 30, 2016.

2. ADVANCED CELL DIANOSTICS ACQUISITION

The total acquisition purchase price was allocated to the net assets acquired based upon their preliminary estimated fair values as of the close of business on August 1, 2016 as set forth below. The excess of the preliminary purchase price over the preliminary net assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation and the estimates and assumptions are subject to change. The preliminary purchase price allocation for the acquisition is as follows (in thousands):

Total purchase price		$325,000
Book value of net assets acquired	$21,297
Fair value adjustments to inventories	7,100
Fair value adjustment to deferred income taxes	(3,000)
Fair value of tangible net assets acquired		$25,397

Identifiable intangibles at acquisition-date fair value
Developed Technology	125,000
Trade Name	20,000
Customer Relationships	90,000
Non-compete Agreements	200
Identifiable intangibles		235,200
Deferred taxes		(89,000)
		146,200
Residual goodwill		$153,403

Except as discussed in Note 3 below, the carrying value of assets and liabilities in the ACD financial statements are considered to be a reasonable estimate of the fair value of those assets and liabilities.

3. PRO FORMA ADJUSTMENTS

The unaudited Pro Forma Condensed Consolidated Financial Statements are based upon the historical consolidated financial statements of the Company and ACD and certain adjustments which the Company believes are reasonable to give effect to the ACD acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. The unaudited Pro Forma Condensed Consolidated Financial Statements included herein were prepared using the acquisition method of accounting for the business combination. As discussed above, the purchase price allocation is considered preliminary at this time. However, the Company believes that the preliminary purchase price allocation and other related assumptions utilized in preparing the unaudited Condensed Consolidated Pro Forma Financial Statements provide a reasonable basis for presenting the pro forma effects of the ACD acquisition.

The adjustments made in preparing the unaudited Pro Forma Condensed Consolidated Financial Statements are as follows:

(A) Fair Value Acquisition Accounting Adjustments:

For purposes of the pro forma presentation, the following adjustments were made to reflect our preliminary estimate of the fair value of the net assets acquired:

i.

The $7.1 million increase in inventories relates to the recognition of the fair value of these inventories. The preliminary fair value of inventories was determined based on quantities acquired, selling prices at the date of acquisition and management’s assumptions regarding units that have future value and costs to sell such inventories.

The increase in inventory to fair value is not expected to have a continuing impact on cost of goods sold, and therefore the amount is not included in cost of sales in the pro forma financial statements. The inventory held at the date of acquisition is expected to be sold within one year.

ii.

Intangible assets with finite lives have been increased by approximately $235.2 million to reflect the preliminary estimate of the fair value of the acquired intangible assets, including trade names, technology assets, customer relationship assets and non-compete agreements. The purchase price allocated to these intangible assets was based on management’s estimates with consideration to other factors such as previous acquisitions including an independent valuation input of management’s assumptions.

iii.	A net deferred tax liability of $94.0 million was recorded related to the fair value purchase accounting adjustments discussed in (A) i and (A) ii.

iv.

Goodwill, representing the total excess of the total purchase price over the fair value of the net assets acquired, was approximately $153.4 million at the date of acquisition. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

v.	Contingent consideration of $75.0 million based on the achievement of certain performance milestones.

(B) Acquisition Funding

The ACD acquisition was funded through the use of approximately $250 million drawn on the revolving credit facility.

(C) Debt Borrowings of ACD

In accordance with the Agreement, at closing, certain cash paid by the Company to acquire ACD was used to satisfy all outstanding long-term debt ($3.3 million). There was no accrued interest payable because interest owed is paid at the end of each month.

(D) Transaction Costs and Loan Fee

The Company incurred approximately $97,500 in transaction costs related to the acquisition and a $1.9 million loan origination fee related to the Credit Agreement. These amounts have been accrued for on the June 30, 2016 Pro Forma Balance Sheet.

(E) Elimination of ACD Stockholder Equity

(F) Amortization Expense Related to Acquired Intangible Assets

Adjustments to record estimated amortization expense of $25.6 million were made for the year ended June 30, 2016 and were reflected in the Pro Forma Statement of Earnings as follows (dollars in thousands):

Intangible Asset	Fair Value	Average Life (in years)	Annual Amortization	Statement of Earnings Category
Developed Technology	$125,000	15.0	$8,333	Cost of Sales
Trade Name	20,000	7.5	2,667	Selling, General & Administrative
Customer Relationships	90,000	10.0	9,000	Selling, General & Administrative
Non-compete agreements	200	2.0	100	Selling, General & Administrative
	$235,200		$20,100

(G) Interest Expense

Adjustments were made in the Pro Forma Statement of Earnings to eliminate interest expense paid by ACD related to its outstanding debt in the year ended June 30, 2016, as explained in Note 3(C) above, all such debt was satisfied at the time the acquisition was closed.

Adjustments were made in the Pro Forma Statement of Earnings to record interest expense on the $250 million borrowed under the Credit Agreement at the borrowing rate of 2.0%, as explained in Note 3 (B) above.

(H) Income Taxes

Adjustments were made in the Pro Forma Statement of Earnings to record the estimated income tax effect of the adjustments discussed above at the effective rate of Bio-Techne for the historical period presented.